Exhibit 10.1

The Pantry, Inc. Annual Incentive Program
(As amended and approved on
December 5, 2014)

The Pantry, Inc. Annual Incentive Program (the “Program”) is a compensatory program under The Pantry, Inc. 2007 Omnibus Plan that was originally established on November 25, 2008 by the Compensation and Organization Committee (the “Committee”) of the Board of Directors of The Pantry, Inc. (the “Company”). The Program provides for performance-based cash awards to certain of the Company’s employees, including its executive officers. Executive officers are eligible for awards under the Program based on threshold, target, and maximum performance levels set by the Committee, and the actual award amounts, if any, will therefore vary depending on the achievement of certain performance goals by the Company. The Program’s performance cycle is concurrent with the Company’s fiscal year.
The Committee approved the following performance measures and their respective weights for the Company’s executive officers because the Committee believes that these performance measures would be key indicators of the Company’s financial and operating results during each fiscal year most applicable to the designated officer(s):

Measures and Definitions	Weighting
	CEO	SVP Fuels	Other SVPs
Comparable store inside sales growth year over year	25%	15%	35%
Inside Net Profit Contribution : Store gross margin dollars minus operating, store sales and general and administrative expenses	25%	15%	40%
Fuel gross margin dollars	25%	35%	25%
Comparable store fuel gallons growth year over year	25%	35%
An “EBITDA Qualifier” pursuant to which no amount will be paid if a designated EBITDA level is not achieved.

Under the Program, each performance measure, other than the EBITDA Qualifier, generally operates independently of the other measure. That is, if the EBITDA Qualifier is met, an award may be paid when the threshold performance level is achieved for a single measure, without regard to results for the other measure. The Committee approved the targets for each performance measure based upon the Company’s approved internal budget estimates.
Under the Program, the target award opportunity for the Company’s chief executive officer will be 100% of his or her annual base salary as initially approved by the Committee for the applicable fiscal year and will not include any additional salary increases for such fiscal year; the target award opportunity for each of the Company’s other executive officers will be either 50% or 60%, based upon position, of his or her annual base salary as initially approved by the Committee for the applicable fiscal year and will not include any additional salary increases for such fiscal year.
Actual award payouts for the Company’s executive officers can vary from 50% of target awards for achieving or exceeding the threshold performance level to 200% of target awards for achieving the maximum performance level. For any performance greater than the threshold performance level and less than the maximum performance level but not equal to the target performance level, the appropriate payout percentage will be interpolated in a method approved by the Committee. For any performance below the threshold performance level, the appropriate payout percentage is 0%. The Committee may make award payouts or otherwise increase, reduce, or eliminate payouts that would otherwise be made under the Program in its sole discretion.
Executive officers who join the Company during a fiscal year will have any award amounts for that fiscal year prorated, except that no executive officer hired in the last month of a fiscal year will be eligible to receive an award under the Program for that fiscal year. Participants must be employed on the date awards are paid in order to receive a payout, except that: (i) participants whose employment is terminated by the Company without cause will receive a prorated bonus when and if it is earned: and (ii) participants whose employment is terminated due death or disability or as otherwise determined by the Committee in its discretion may have their award amounts prorated and paid on the date other awards are paid in the discretion of the Committee.